Exhibit 10.1

SERVICENOW, INC.
2012 EQUITY INCENTIVE PLAN
NOTICE OF GLOBAL STOCK OPTION GRANT

Unless otherwise defined herein, the terms defined in the ServiceNow, Inc. (the “Company”) 2012 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Global Stock Option Grant and the electronic representation of this Notice of Global Stock Option Grant established and maintained by the Company or a third party designated by the Company (the “Notice”).

Name: As set forth in the electronic representation of this Notice of Global Stock Option Grant.

You (the “Participant”) have been granted an option to purchase shares of Common Stock of the Company under the Plan subject to the terms and conditions of the Plan, this Notice and the Global Stock Option Award Agreement, including any appendix to the Global Stock Option Award Agreement for Participant’s country (the “Appendix”) (the Stock Option Award Agreement and the Appendix are collectively referred to as the “Agreement”).

Grant Number: The “Grant Name” as set forth in the electronic representation of this Notice of Global Stock Option Grant.

Date of Grant: The “Grant Date” as set forth in the electronic representation of this Notice of Global Stock Option Grant.

Exercise Price per Share: US$ The “Exercise Price” as set forth in the electronic representation of this Notice of Global Stock Option Grant.

Total Number of Shares: The “Shares Granted” as set forth in the electronic representation of this Notice of Global Stock Option Grant.

Type of Option: The “Grant Type” as set forth in the electronic representation of this Notice of Global Stock Option Grant.

Expiration Date: The “Expiration” as set forth in the electronic representation of this Notice of Global Stock Option Grant.

Vesting Schedule: Subject to the limitations set forth in this Notice, the Plan and the Agreement, the Option will vest and may be exercised, in whole or in part, in accordance with the following schedule:

[ServiceNow to insert vesting schedule]

By accepting (whether in writing, electronically or otherwise) the Option, Participant acknowledges and agrees to the following:

Exhibit 10.1
Participant understands that Participant’s employment or consulting relationship or service with the Company or a Parent or Subsidiary is for an unspecified duration and that nothing in this Notice, the Agreement or the Plan changes the nature of that relationship. Participant acknowledges that the vesting of the Options pursuant to this Notice is earned only by continuing service as an Employee, Director or Consultant of the Company or a Parent or Subsidiary. Furthermore, the period during which Participant may exercise the Option after such Termination will commence on the date Participant ceases to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where Participant is employed or terms of Participant’s employment agreement (e.g., Participant’s employment or consulting relationship or service with the Company would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where he or she is employed or the terms of his or her employment or service agreement, if any); the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of Participant’s Option grant (including whether Participant may still be considered to be providing services while on a leave of absence). Participant also understands that this Notice is subject to the terms and conditions of both the Agreement and the Plan, both of which are incorporated herein by reference. Participant has read both the Agreement and the Plan. By accepting this Option, Participant consents to the electronic delivery as set forth in the Agreement.

Exhibit 10.1
SERVICENOW, INC.
2012 EQUITY INCENTIVE PLAN
GLOBAL STOCK OPTION AWARD AGREEMENT

Unless otherwise defined in this Global Stock Option Award Agreement (the “Agreement”), any capitalized terms used herein shall have the meaning ascribed to them in the ServiceNow, Inc. (the “Company”) 2012 Equity Incentive Plan (the “Plan”).

Participant has been granted an option to purchase Shares (the “Option”), subject to the terms and conditions of the Plan, the Notice of Global Stock Option Grant (the “Notice”) and this Agreement, including any appendix to this Agreement for Participant’s country (the “Appendix”).

1.Vesting Rights. Subject to the applicable provisions of the Plan and this Agreement, this Option may be exercised, in whole or in part, in accordance with the schedule set forth in the Notice.

2.Termination Period.

(a) General Rule. Except as provided below, and subject to the Plan, this Option may be exercised for 90 days after Participant’s Termination. In no event shall this Option be exercised later than the Expiration Date set forth in the Notice.

(b) Death; Disability. Unless provided otherwise in the Notice, upon Participant’s Termination by reason of his or her death, or if a Participant dies within 90 days of the Termination Date, this Option may be exercised for twelve months, provided that in no event shall this Option be exercised later than the Expiration Date set forth in the Notice. Unless provided otherwise in the Notice, upon Participant’s Termination by reason of his or her Disability, this Option may be exercised for six months, provided that in no event shall this Option be exercised later than the Expiration Date set forth in the Notice.

(c) Cause. Upon Participant’s Termination for Cause (as defined in the Plan), the Option shall expire on such date of Participant’s Termination Date.

3.Grant of Option. Participant named in the Notice has been granted an Option for the number of Shares set forth in the Notice at the exercise price per Share in U.S. Dollars set forth in the Notice (the “Exercise Price”). In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail. If designated in the Notice as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if this Option is intended to be an ISO, to the extent that it exceeds the U.S. $100,000 rule of Code Section 422(d) it shall be treated as a Nonqualified Stock Option (“NQSO”).

Exhibit 10.1

4.Exercise of Option.

(a) Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set forth in the Notice and the applicable provisions of the Plan and this Agreement. In the event of Participant’s death, Disability, Termination for Cause or other Termination, the exercisability of the Option is governed by the applicable provisions of the Plan, the Notice and this Agreement.

(b) Method of Exercise. This Option is exercisable by delivery of an exercise notice (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be delivered in person, by mail, via electronic mail or facsimile or by other authorized method to the Secretary of the Company or other person designated by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any Tax-Related Items withholding (as defined in Section 8(a) below). This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price and payment of any Tax-Related Items.

(c) No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed and any exchange control restrictions. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.

5.Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of Participant:

a.cash;
b.check;

c.a “broker-assisted” or “same-day sale” (as described in Section 11(d) of the Plan); or

d.other method authorized by the Committee.

Exhibit 10.1
6.Limited Transferability of Option. Except as set forth in this Section 6, this Option may not be transferred in any manner other than by will or by the laws of descent or distribution or court order and may be exercised during the lifetime of Participant only by Participant or unless otherwise permitted by the Committee on a case-by-case basis. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Participant. Notwithstanding anything else in this Section 6, for U.S. Participants, a NQSO may be transferred by instrument to an inter vivos or testamentary trust in which the NQSO is to be passed to beneficiaries upon the death of the trustor (settlor), to a guardian on the disability or to an executor on death of the NQSO holder, or by gift or pursuant to domestic relations orders to Participant’s “Immediate Family” (as defined below), provided that any such permitted transferees may not transfer NQSOs to parties other than Participant or Participant’s Immediate Family (transfers between a Participant’s Immediate Family and between a Participant’s Immediate Family and Participant are permitted). For the sake of clarification, multiple transfers of NQSOs may be made, by gift or pursuant to domestic relations orders, back and forth between Immediate Family and a Participant pursuant to this Section 6. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, domestic partner sharing the same household, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or Participant) control the management of assets, and any other entity in which these persons (or Participant) own more than fifty percent of the voting interests. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, transferees, successors and assigns of Participant.

7.Term of Option. This Option shall in any event expire on the expiration date set forth in the Notice, which date is 10 years after the Date of Grant (five years after the Date of Grant if this option is designated as an ISO in the Notice and Section 5.3 of the Plan applies).

8.Tax Consequences.

(a) Exercising the Option. Participant acknowledges that, regardless of any action taken by the Company or a Parent or Subsidiary of the Company employing or retaining Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

Exhibit 10.1
i.withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer;

ii.withholding from proceeds of the sale of Shares acquired at exercise of this Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization) without further consent; or

i.any other arrangement approved by the Committee;

The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in Participant's jurisdiction(s), in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares upon receipt of approval by the Committee pursuant to (iii) above, for tax purposes, Participant is deemed to have been issued the full member of Shares issued upon exercise of the Options, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. The Fair Market Value of these Shares, determined as of the effective date of the Option exercise, will be applied as a credit against the Tax-Related Items withholding.

Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

(b) Notice of Disqualifying Disposition of ISO Shares. For U.S. taxpayers, if Participant sells or otherwise disposes of any of the Shares acquired pursuant to an ISO on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, Participant shall immediately notify the Company in writing of such disposition. Participant agrees that he or she may be subject to income tax withholding by the Company on the compensation income recognized from such early disposition of ISO Shares by payment in cash or out of the current earnings paid to Participant.

9.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

10.Appendix. Notwithstanding any provisions in this Agreement, the Option grant shall be subject to any special terms and conditions set forth in any appendix to this Agreement for Participant’s country. Moreover, if Participant relocates to another country, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

11.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Exhibit 10.1

12.Acknowledgement. The Company and Participant agree that the Option is granted under and governed by the Notice, this Agreement (including the Appendix) and by the provisions of the Plan (incorporated herein by reference). Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the Option subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.

13.Entire Agreement; Enforcement of Rights. This Agreement (including the Appendix), the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

14.Compliance with Laws and Regulations. The issuance of Shares and any restriction on the sale of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Shares may be listed or quoted at the time of such issuance or transfer.

15.Governing Law; Severability. If one or more provisions of this Agreement are held to be unenforceable, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Jose, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

16.No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary, to terminate Participant’s service, for any reason, with or without Cause.

Exhibit 10.1
By Participant’s signature and the signature of the Company’s representative on the Notice, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan, the Notice and this Agreement (including the Appendix). Participant has reviewed the Plan, the Notice and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Notice, and fully understands all provisions of the Plan, the Notice and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated on the Notice. By acceptance of this Option, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company and consents to the electronic delivery of the Notice, the Appendix, this Agreement, the Plan, account statements, Plan prospectuses required by the U.S. Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Option. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion.

Exhibit 10.1
APPENDIX
SERVICENOW, INC.
2012 EQUITY INCENTIVE PLAN
STOCK OPTION AWARD AGREEMENT

Terms and Conditions

This Appendix includes additional terms and conditions that govern this Option granted to a Participant who resides outside the United States or who is otherwise subject to the laws of a country other than the United States. In general, the terms and conditions in this Appendix supplement the provisions of the Agreement, unless otherwise indicated herein. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or Agreement.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information in this Appendix as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time that Participant exercises this Option or sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her situation.

Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently working and/or residing or transfers to another country after the grant of this Option, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to Participant in the same manner. In addition, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to Participant under these circumstances.

ALL PARTICIPANTS OUTSIDE THE U.S.

Terms and Conditions

1.Nature of Grant. In accepting the Option, Participant acknowledges, understands and agrees that:

a.the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

b.the grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

c.all decisions with respect to future Option or other grants, if any, will be at the sole discretion of the Company;

Exhibit 10.1
d.the Option grant and Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming or amending any employment or service contract with the Company, the Employer or any Parent or Subsidiary;

e.Participant is voluntarily participating in the Plan;

f.the Option and any Shares acquired under the Plan and the income and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of Participant’s employment or service contract, if any;

g.the Option and any Shares acquired under the Plan and the income and value of same are not intended to replace any pension rights or compensation;

h.the Option and any Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for any purpose, including calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, leave-related payments, pension, retirement or welfare benefits or similar mandatory payments;

i.the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;

j.if the underlying Shares do not increase in value, the Option will have no value;

k.if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

l.unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Company;

m.unless otherwise agreed with the Company, the Option and any Shares acquired thereunder, and the income and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary;

n.Participant acknowledges and agrees that neither the Company, the Employer nor any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise; and

Exhibit 10.1
o.no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from Participant’s Termination(for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of my employment agreement, if any) and in consideration of the grant of the Option, Participant agrees not to institute any claim against the Company, any Parent or Subsidiary, or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, its Subsidiaries and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

2.Data Privacy Information and Consent. The Company is located at 2225 Lawson Lane, Santa Clara, California 95054 U.S.A. and grants Options to Employees of the Company and its Subsidiaries and affiliates, at its sole discretion. If Participant would like to participate in the Plan, he or she should review the following information about the Company’s data processing practices.

a.Data Collection and Usage. The Company (as well as Participant's Employer and the Company's other Subsidiaries) collects, processes and uses personal data of Employees, including name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all Options canceled, vested, or outstanding in Participant’s favor, which the Company receives from Participant or the Employer. If the Company offers Participant a grant of Options under the Plan, then the Company will collect his or her personal data for purposes of allocating shares and implementing, administering and managing the Plan. The Company relies upon Participant’s consent for the processing of his or her personal data in this manner and as otherwise set out below.

b.Stock Plan Administration Service Providers. The Company transfers Employee data amongst its’ Subsidiaries and affiliates and also to Fidelity Brokerage Services LLC or its affiliates (“Fidelity”) an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Participant’s data with another company that serves in a similar manner. By participating in the Plan, Participant gives his or her consent to such transfer of data, or to such alternative third party service provider that the Company may select in the future. The Company’s service provider will open an account for Participant to receive and trade Shares. Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of Participant’s ability to participate in the Plan.

c.International Data Transfers. The Company and its service providers are based in the United States. If Participant is outside the United States, he or she should note that his or her country has enacted data privacy laws that are different from the United States. By participating in the Plan, Participant gives his or her consent to the transfer of his or her data to the United States, or to such other jurisdiction as may be necessary for the delivery of the Plan and administration thereof.

d.Data Retention. The Company will use Participant’s personal data only as long as is necessary to implement, administer and manage his or her participation in the Plan or as required to comply with, or satisfy, any legal or regulatory obligations, including under tax and security laws. The Company may also keep data longer as part of Participant’s normal employee file and record, based on such retention policy as may be notified from time to time.

Exhibit 10.1
e.Voluntariness and Consequences of Consent Denial or Withdrawal. Participant’s participation in the Plan and his or her grant of consent is purely voluntary. Participant may deny or withdraw his or her consent at any time. If Participant does not consent, or if he or she withdraws his or her consent, he or she cannot participate in the Plan. This would not affect Participant’s salary as an employee or his or her career; Participant would merely forfeit the opportunities associated with the Plan.

f.Data Subject Rights. Participant may have a number of rights under data privacy laws in his or her particular country. Depending on where Participant is based, his or her rights may include the right to (a) request access or copies of personal data the Company’s processes, (b) rectification of incorrect data, (c) deletion of data, (d) restrictions on processing, (e) portability of data, (f) lodge complaints with competent authorities in his or her country, and/or (g) a list with the names and addresses of any potential recipients of his or her personal data. To receive clarification regarding Participant’s rights or to exercise his or her rights please contact Stock Plan Administration.

If Participant agrees with the data processing practices as described in this notice, he or she should declare his or her consent by accepting this Agreement on the Fidelity award acceptance page.

3.Language. Participant acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Agreement. If Participant has received this Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

4.Insider Trading Restrictions/Market Abuse Laws. Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions, including Participant’s country and the designated broker’s country, which may affect Participant's ability to accept, acquire, sell or otherwise dispose of the Shares, rights to the Shares (i.e., Options) or rights linked to the value of the Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before he or she possessed inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant's responsibility to comply with any applicable restrictions and is encouraged to speak to his or her personal legal advisor for further details regarding any applicable insider-trading and/or market-abuse laws in his or her country.

Exhibit 10.1
5.Foreign Asset/Account Reporting. Participant’s country of residence may have certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including the sales proceeds arising from the sale of Shares) in a brokerage or bank account outside Participant’s country. Participant may be required to report such amounts, assets or transactions to the tax or other authorities in his or her country. Participant also may be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. In addition, Participant may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of Shares. Participant acknowledges that he or she is responsible for ensuring compliance with such regulations and should speak with his or her personal legal and tax advisors, as applicable, regarding this matter.

AUSTRALIA

Notifications

Securities Law Information. If Participant acquires Shares under the Plan and offers such Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. Participant should obtain legal advice regarding his or her disclosure obligations prior to making any such offer.

Exchange Control Notification. If Participant is an Australian resident, exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on Participant’s behalf. If there is no Australian bank involved with the transfer, Participant will be required to file the report.

Tax Information. Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies to the Options granted under the Plan, such that the Options are intended to be subject to deferred taxation.

CANADA

Terms and Conditions

Payment of Awards. Notwithstanding anything in the Plan to the contrary, due to legal restrictions in Canada, Participant is prohibited from tendering Shares that he or she already owns to pay the Exercise Price or any Tax-Related Items in connection with the Option.

Termination. Participant’s right to vest in the Option under the Plan will terminate effective as of the earlier of (a) the Termination Date, (b) the date upon which Participant receives a Notice of Termination regardless of any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided, or (c) the last day on which Participant provides active services to the Employer. The period during which Participant may exercise the Option after such termination of Participant’s employment will commence on the same date. Participant will not earn, or be entitled to earn, any pro-rated vesting for that portion of time before the date on which Participant’s right to vest terminates, nor will Participant be entitled to any compensation for lost vesting. In the event that the date Participant is no longer actively providing services cannot be reasonably determined under the terms of the Agreement and the Plan, the Committee shall have sole discretion to determine whether such Termination has occurred and the effective date of such Termination (including whether Participant may still be considered actively employed or actively providing services while on an approved leave of absence).

Exhibit 10.1

The following terms and conditions will apply if Participant is a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Notifications

Securities Law Information. Participant is permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of Shares acquired under the Plan takes place outside Canada through the facilities of a stock exchange on which the Shares are listed on the New York Stock Exchange.

Foreign Asset/Account Reporting Information. Participant may be required to report any foreign specified property on form T1135 (Foreign Income Verification Statement) if the total cost of Participant’s foreign specified property exceeds C$100,000 at any time in the year. Foreign specified property includes Shares acquired under the Plan and their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB ordinarily would equal the fair market value of the Shares at the time of acquisition, but if Participant owns other Shares (e.g., acquired under other circumstances or at another time), this ACB may have to be averaged with the ACB of the other Shares. The form T1135 generally must be filed by April 30 of the following year. Canadian residents should consult with a personal advisor to ensure compliance with the applicable reporting requirements.

Exhibit 10.1

FRANCE

Terms and Conditions

Consent to Receive Information in English. By accepting the Option, Participant confirms having read and understood the documents relating to this grant (the Plan, the Agreement, the Notice and this Appendix) which were provided in English language. Participant accepts the terms of those documents accordingly.

Consentement pour recevoir les informations en langue anglaise. En acceptant l’Option, le Participant confirme avoir lu et compris les documents relatifs à cette attribution (le Plan, le Contrat, l’Avis et cette Annexe) qui ont été communiqués en langue anglaise. Le Participant accepte les termes de ces documents en connaissance de cause.

Notifications

Exchange Control Notification. Participant must declare to the customs and excise authorities any cash or securities he or she imports or exports without the use of a financial institution when the value of the cash or securities is equal to or exceeds €10,000. With respect to any foreign account balances exceeding €1,000,000, Participant must report any transactions carried out on those accounts to the Bank of France on a monthly basis.

Foreign Asset/Account Reporting Information. Participant may hold Shares acquired under the Plan outside of France provided Participant declares all foreign bank and brokerage accounts (including accounts opened or closed during the tax year) in Participant’s income tax return. Failure to comply could trigger significant penalties.

Tax Information. The Option is not intended to qualify for specific tax and social insurance treatment in France under Section L. 225-177 to L. 225-186-1.

GERMANY

Notifications

Exchange Control Notification. Cross-border payments in excess of €12,500 in connection with the sale of securities must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with securities (including proceeds realized upon the sale of Shares), the report must be made by the 5th day of the month following the month in which the payment was received. The report must be filed electronically. The form of report (Allgemeine Meldeportal Statistik) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. Participant is responsible for obtaining the appropriate form from the bank and complying with the applicable reporting obligations.

Foreign Asset/Account Reporting Information. German residents holding Shares must notify their local tax office of the acquisition of Shares when they file their tax returns for the relevant year if (i) the value of the Shares acquired exceeds €150,000 and Participant owns 1% or more of the total Shares of the Company, or (ii) in the unlikely event that the resident holds Common Stock exceeding 10% of the Company’s total Common Stock.

Exhibit 10.1
INDIA

Terms and Conditions

Method of Payment. The following provision supplements Section 5 of the Agreement.

Due to legal restrictions in India, Participant will not be permitted to pay the Exercise Price by a broker assisted partial cashless exercise such that a certain number of Shares subject to the exercised Option are sold immediately upon exercise and the proceeds of the sale remitted to the Company to cover the aggregate Exercise Price and any Tax-Related Items. However, payment of the Exercise Price may be made by any of the other methods of payment set forth in Section 5 of the Agreement. The Company reserves the right to provide Participant with this method of payment depending on the development of local law.

Notifications

Exchange Control Notification. Due to exchange control restrictions in India, Participant understands that he or she is required to repatriate any cash dividends received in connection with the Shares to India within such time as prescribed under applicable Indian exchange control laws, as may be amended from time to time. Participant must obtain a foreign inward remittance certificate (“FIRC”) from the bank where Participant deposits the funds and must maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Foreign Asset/Account Reporting Information. Indian residents are required to declare any foreign bank accounts and any foreign financial assets (including Shares acquired under the Plan) in their annual tax returns. It is Participant’s responsibility to comply with this reporting obligation and Participant should consult his or her personal advisor in this regard.

NETHERLANDS

Notifications

Labor Law Acknowledgment. By participating in the Plan, Participant acknowledges that the Option and Shares issued upon exercise are intended as an incentive for Participant to remain employed with the Employer and are not intended as remuneration for labor performed.

SINGAPORE

Terms and Conditions

Restriction on Sale of Shares. To the extent the Option vests and Participant exercises his or her Option within six (6) months of the Date of Grant, Participant may not dispose of the Shares acquired pursuant to the exercise of the Option, or otherwise offer the Shares to the public, prior to the six-month anniversary of the Date of Grant, unless such sale or offer is made pursuant to one or more the exemptions under Part XIII Division (1) Subdivision (4) (other than Section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”) or pursuant to, and in accordance with the conditions of, any other applicable provision(s) of the SFA.

Exhibit 10.1
Notifications

Securities Law Information. The Option is being granted pursuant to the “Qualifying Person” exemption under Section 273(1)(f) of the SFA, on which basis it is exempt from the prospectus and registration requirements under the SFA, and is not made with a view to the Option or the underlying Shares being subsequently offered for sale to any other party. The Plan has not been, and will not be, lodged or registered as a prospectus with the Monetary Authority of Singapore.

Director Notification Obligation. If Participant is a director, associate director or shadow director of the Company’s Singapore Parent or Subsidiary, Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore Parent or Subsidiary in writing when Participant receives an interest (e.g., Options or Shares) in the Company or any Parent or Subsidiary within two (2) business days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when Shares are sold), or (iii) becoming a director, associate director or shadow director.

SWITZERLAND

Notifications

Securities Law Information. The Option is not intended to be publicly offered in or from Switzerland. Because the grant of the Option is considered a private offering, it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Option or the Plan (i) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company or Employer or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).

UNITED KINGDOM

Terms and Conditions

The following terms and conditions apply only if Participant is an Employee. No grants under this Agreement shall be made to Consultants or Directors resident in the United Kingdom.

Responsibility for Taxes. The following provisions supplement Section 8(a) of the Agreement:

Without limitation to Section 8(a) of the Agreement, Participant agrees that Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or, if different, the Employer or by Her Majesty’s Revenue & Customs (“HRMC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf.

Exhibit 10.1
Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), Participant understands that Participant may not be able to indemnify the Company for the amount of any income tax not collected from or paid by Participant within ninety (90) days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Items occurs as it may be considered to be a loan and therefore, it may constitute a benefit to Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. Participant understands that Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs (including Employer NICs, as defined below) due on this additional benefit, which may also be recovered from Participant by any of the means referred to in Section 8(a) of the Agreement.

National Insurance Contributions Acknowledgment. As a condition of participation in the Plan and the exercise of the Option, Participant agrees to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with the Option and any event giving rise to Tax-Related Items (the “Employer NICs”). Without limitation to the foregoing, Participant agrees to execute a joint election with the Company, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consent or election. Participant further agrees to execute such other joint elections as may be required between Participant and any successor to the Company and/or the Employer. Participant further agrees that the Company and/or the Employer may collect the Employer NICs from Participant by any of the means set forth in Section 8(a) of the Agreement.

If Participant does not enter into a Joint Election prior to exercising the Option or if approval of the Joint Election has been withdrawn by HMRC, the Option shall become null and void without any liability to the Company and/or the Employer and may not be exercised by Participant.

Exhibit 10.1

SERVICENOW, INC.
2012 EQUITY INCENTIVE PLAN
UNITED KINGDOM

Election To Transfer the Employer’s National Insurance Liability to the Employee

This Election is between:

A. The individual who has obtained authorised access to this Election (the “Employee”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to receive a stock option (“Option”) pursuant to the 2012 Equity Incentive Plan (the “Plan”), and

B. ServiceNow, Inc., 2225 Lawson Lane, Santa Clara, CA 95054, U.S.A. (the “Company”), which may grant Options under the Plan and is entering into this Election on behalf of the Employer.

1.Introduction

This Election relates to all Options granted to the Employee under the Plan on or after June 18, 2012, up to the termination date of the Plan.

In this Election the following words and phrases have the following meanings:

“Chargeable Event” means, in relation to the Options:

the acquisition of securities pursuant to stock options (within section 477(3)(a) of ITEPA);

the assignment (if applicable) or release of the stock options in return for consideration (within section 477(3)(b) of ITEPA);

the receipt of a benefit in connection with the stock options, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA);

post-acquisition charges relating to the shares acquired pursuant to the stock options (within section 427 of ITEPA); and/or post-acquisition charges relating to the shares acquired pursuant to the stock options (within section 439 of ITEPA).

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“SSCBA” means the Social Security Contributions and Benefits Act 1992.

This Election relates to the employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a Chargeable Event in respect of the Options pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

Exhibit 10.1

This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

2.The Election

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Chargeable Event is hereby transferred to the Employee. The Employee understands that, by signing or electronically accepting this Election, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 of the SSCBA.

3.Payment of the Employer’s Liability

The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Chargeable Event:

by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Chargeable Event; and/or directly from the Employee by payment in cash or cleared funds; and/or by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Options, the proceeds of which must be delivered to the Employer in sufficient time for payment to be made to HMRC by the due date; and/or where the proceeds of the gain are to be made through a third party, the Employee will authorize that party to withhold an amount from the payment or to sell some of the securities which the Employee is entitled to receive in respect of the Options, such amount to be paid in sufficient time to enable the Company to make payment to HMRC by the due date; and/or through any other method as set forth in the applicable Option agreements entered into between the Employee and the Company.

The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Employee in respect of the Options until full payment of the Employer’s Liability is received.

The Company agrees to remit the Employer’s Liability to HM Revenue & Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days if payments are made electronically).

Exhibit 10.1

4.Duration of Election

The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

This Election will continue in effect until the earliest of the following:

the Employee and the Company agree in writing that it should cease to have effect;

on the date the Company serves written notice on the Employee terminating its effect;

on the date HMRC withdraws approval of this Election; or

after due payment of the Employer’s Liability in respect of the entirety of the Options to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

Acceptance by the Employee

The Employee acknowledges that by accepting the Options where indicated on the Fidelity award acceptance page, the Employee agrees to be bound by the terms of this Election as stated above.

Acceptance by the Company

The Company acknowledges that, by signing this Election or arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

Signature for and on
behalf of the Company ____________________________

Name Russell Elmer

Position General Counsel

Exhibit 10.1

SCHEDULE OF EMPLOYER COMPANIES

The following are employer companies to which this Election may apply:

Service-Now.com UK Limited

Registered Office:	Strada Building, 1Bridge Street, Ground Floor & 1st Floor, Staines TW18 4TP, United Kingdom
Company Registration Number:	6299383
Corporation Tax District:	201 South London
Corporation Tax Reference:	201 63597 20602
PAYE Reference:	581/LA08194